Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Second Quarter Results

Revenue of $1.3 Billion

EPS of $0.33, or $0.36 Excluding Restructuring Charges

Company Raises EPS Outlook Excluding Restructuring Charges

Englewood, Colo., July 27, 2010 – The Western Union Company (NYSE: WU) today reported financial results for the 2010 second quarter.

Financial highlights for the quarter included:

•	Revenue of $1.3 billion, an increase of 2% compared to last year’s second quarter

•	Constant currency adjusted revenue increase of 3%

•	Restructuring expenses of $35 million, or $22 million after-tax, related to organizational changes and other actions described in the Company’s May 27, 2010 press release

•	Operating income margin of 24% (GAAP), or 27% excluding restructuring expenses, compared to 27% in last year’s second quarter

•	EPS of $0.33 (GAAP), or $0.36 excluding restructuring expenses

•	EPS of $0.37 on a constant currency basis, excluding restructuring expenses

•	Year-to-date cash provided by operating activities of $326 million, including a $250 million reduction due to a first quarter refundable tax deposit

Operational highlights for the quarter included:

•	Grew global consumer-to-consumer (C2C) transactions by 9%, led by accelerating trends in the Americas region

•	The European Union delivered overall transaction growth despite economic challenges in certain countries

•	Transactions in the Gulf States declined modestly

•	Realized further progress in the U.S. domestic money transfer business, with 28% domestic transaction growth in the quarter

•	Initiated organizational changes to improve efficiency and drive long-term growth

•	Further advanced strategic initiatives in electronic channels, including increased distribution of prepaid cards to over 500,000 cards-in-force

•	Signed agreement with Family Dollar to offer the Western Union® goCASHSM prepaid in-lane money transfer service at more than 6,500 stores in the U.S.

•	Received authorization to offer global money transfer services in Japan and launched with Travelex in July

•	Added to European retail location opportunity through an agreement with OMV to offer money transfer services at more than 1,800 gas stations across eight European Union countries

•

Expanded banking distribution in the Philippines by entering an alliance with the Philippine National Bank, which has the country’s largest offshore bank network. Other key agent additions included Bandhan Financial Services, a major microfinance services company in India with over 800 locations across the country, and Yapi Kredi, one of the largest banks in Turkey with over 800 locations.

•	Grew agent locations to approximately 430,000

•	Completed $217 million in share repurchases and paid $40 million in quarterly dividends

Western Union President and Chief Executive Officer Christina A. Gold said, “The increased momentum we experienced in the first quarter has continued into the second, as each of our regions contributed to solid transaction growth. As I enter my last few weeks with Western Union I believe the foundation is solid, with a strong brand, an unmatched global network, and an energized management team. We are confident the strategies of profitable growth in money transfer, rapid development of electronic channels, and expansion of business payments are the right ones to achieve success.”

Chief Operating Officer and CEO-Elect Hikmet Ersek added, “The second quarter results demonstrate the benefits of our diversified geographic portfolio. Although the global economy remains challenging in many parts of the world, our overall business continues to improve. Transaction trends increased, and we delivered solid margins. As a result of our first half performance, we are raising our earnings per share outlook for the year, excluding restructuring charges.”

Ersek added, “We plan to build on our momentum by leveraging our many competitive advantages to enhance our speed and execution, add new services and channels, and improve our productivity. The organizational changes we initiated in the quarter are one step towards improving our efficiencies and driving growth over the long-term.”

As previously announced, Ersek will become CEO upon Gold’s retirement on September 1, 2010.

Consolidated Results

Second quarter consolidated revenue of $1.3 billion increased 2% from the prior year. Constant currency revenue growth was 3%, or 1% excluding Custom House. The constant currency growth rate improved approximately 200 basis points compared to the first quarter, supported by stronger consumer-to-consumer trends in the Americas region.

Operating income margin was 24%, or 27% excluding $35 million of pre-tax restructuring expenses, compared to 27% in last year’s second quarter. The Company expects to record a total of approximately $80 million of restructuring charges through 2011, a majority of which is expected to occur during 2010. The restructuring charges relate primarily to organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and leverage the cost structure. The Company expects pre-tax savings from the initiatives of approximately $10 million in 2010, $30 million to $40 million in 2011, and $50 million annualized beginning in 2012. Restructuring expenses are not reflected in segment operating results.

GAAP earnings per share were $0.33, or $0.36 excluding restructuring expenses. On a constant currency basis, earnings per share were $0.37 excluding restructuring expenses. Resolution of certain tax matters with the U.S. Internal Revenue Service relating to the 2002-2004 tax years benefited GAAP EPS by approximately $0.01 in the quarter. EPS in the same period last year was $0.31.

Consumer-to-Consumer Segment Results

The consumer-to-consumer segment represented 84% of Western Union’s revenue at $1.1 billion in the quarter, an increase of 1%, or 2% on a constant currency basis, compared to the prior year. Operating income margin was 29%, which compared to 28% in the second quarter of 2009.

Western Union handled 53 million C2C transactions, a 9% increase over last year’s second quarter. This represents the third consecutive quarter of accelerating transaction growth.

For the international portion of C2C, revenue increased 2%, or 4% constant currency adjusted, on transaction growth of 7%. Revenue from the subset of the international business, those transactions that originate outside the U.S., increased 1%, or 3% constant currency adjusted, on transaction growth of 7%.

The Europe, Middle East, Africa and South Asia (EMEASA) region’s revenue declined 1% while transactions increased 5% compared to last year’s second quarter. EMEASA revenue was negatively impacted by currency translation, primarily due to the decline in value of the Euro. On a constant currency basis, EMEASA revenues increased in the quarter. Despite economic challenges in certain European countries, the European Union overall delivered transaction growth. India recorded increases in revenue of 4% and transactions of 3% in the quarter, while the Gulf States had moderate transaction declines.

The Americas region increased revenue 1% on transaction growth of 12%. The region’s transaction improvement was driven by strong growth in U.S. domestic money transfer, positive trends in Mexico, and continued strength in U.S.-originated transactions to the rest of the world. Domestic transactions increased 28%, while revenue declined 10%. The repositioning of the U.S. domestic business has contributed to significant increases in transactions, and the Company expects domestic revenue growth to follow later in the year. In Mexico, revenue increased 4% and transactions grew 5%.

The Asia Pacific (APAC) region increased revenues by 11% on transaction growth of 14%. China revenue grew 11% as transactions were up 6% in the quarter.

Global Business Payments Segment Results

The Global Business Payments segment represented 14% of Western Union’s revenue in the quarter. Revenue was $179 million, an increase of 9% compared to the same period in 2009. Custom House, which was acquired in September of 2009, contributed $28 million of revenue in the quarter, an increase from $26 million in the first quarter. Excluding Custom House, segment revenue decreased 8% due to declines in the U.S. bill payment business. Operating income margin was 19%, or 25% excluding Custom House, compared to 27% in the second quarter of the prior year. The Company continues to invest in Custom House to drive future business-to-business expansion.

Electronic Channel Initiatives

The development of electronic channel initiatives continued in the second quarter. The Company increased its prepaid cards-in-force to over 500,000 and retail distribution expanded to over 8,000 locations. Westernunion.com transactions in international markets increased more than 60% in the quarter. Account based money transfer, which includes account-to-cash and cash-to-account service with banks, experienced transaction increases of over 70% in the quarter. Banks that have agreed to join the Company’s electronic channel initiative by offering account based money transfer now total 20.

In mobile money transfer, over 60,000 agent locations in 17 countries have now been enabled to provide cash-to-mobile service. In addition, a pilot mobile-to-cash service has been initiated in Malaysia, and Western Union money transfer is now available through mobile banking in South Africa with Absa, a subsidiary of Barclays Bank.

Electronic channels, which are included in the C2C and Other reporting segments, represented 2% of total company revenue in the quarter.

Capital Deployment & Liquidity

Western Union’s year-to-date cash flow from operations was $326 million, including a reduction due to a $250 million refundable tax deposit with the IRS in the first quarter. Capital expenditures in the second quarter totaled $29 million. In the quarter the Company repurchased 13.3 million of its shares for $217 million, at an average price of $16.32 per share, and paid $40 million in dividends. Year-to-date the Company has repurchased 25.7 million shares for $417 million, at an average price of $16.25 per share. As of June 30, 2010 the Company had $583 million remaining under its current stock repurchase authorization. On June 21, the Company issued $250 million principal amount of 6.20% notes due 2040.

Outlook

The Company now expects the following full year 2010 results:

•	GAAP revenue in a range of -2% to +1%

•	Constant currency revenue growth 2% higher than GAAP (0% to +3%)

•	GAAP EPS of $1.24 to $1.29, including $0.07 of restructuring charges

•	EPS excluding restructuring charges of $1.31 to $1.36

•	Constant currency EPS $0.02 higher

•	GAAP cash flows from operating activities of $800 million to $900 million, including a $250 million reduction due to the first quarter refundable tax deposit

Based on first half performance and current business trends, the Company has increased its constant currency EPS outlook, excluding restructuring charges, by $0.04. The outlook for reported EPS, excluding restructuring charges, has been increased by $0.02 due to offsets from the negative impact of foreign currency translation. The restructuring charge is expected to impact GAAP EPS by approximately $0.07.

The EPS outlook before restructuring charges is benefiting from higher constant currency revenues, a lower tax rate, and restructuring savings, partially offset by negative foreign currency translation and higher interest expense related to the issuance of $250 million of long-term debt.

The constant currency revenue outlook has increased by 1% compared to the prior outlook, primarily due to improved results in the Americas. The GAAP revenue outlook has decreased by 1% due to an expected negative impact from foreign currency translation, partially offset by the increase in constant currency revenues. The outlook assumes no significant changes in the global economy.

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental table included with this press release.

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include revenue change constant currency adjusted, revenue change constant currency adjusted excluding Custom House, operating income margin excluding restructuring expenses, earnings per share excluding restructuring expenses, earnings per share constant currency adjusted excluding restructuring expenses, consumer-to-consumer segment revenue change constant currency adjusted, international consumer-to-consumer revenue change constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue change constant currency adjusted, Global Business Payments revenue change excluding Custom House, Global Business Payments operating margin excluding Custom House, 2010 revenue outlook constant currency adjusted, 2010 earnings per share outlook excluding restructuring expenses and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Restructuring

Western Union incurred $35 million in restructuring expenses in the second quarter from previously announced actions. In the quarter, approximately $10 million was included in cost of services and $25 million was included in selling, general, and administrative expense. The restructuring expenses were not included in the operating segments’ results.

Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The company will host a conference call and webcast, including slides, at 8:30 a.m. Eastern Time today. To listen to the conference call live via telephone, dial 866-770-7146 (U.S.) or +1-617-213-8068 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 95512056.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately two hours after the call ends through August 3, 2010, at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 52949326. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2009. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in immigration laws, patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; failure to comply with the settlement agreement with the State of Arizona; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules promulgated thereunder; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code of 1986, as amended, and governmental or judicial interpretations thereof; changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; our ability to resolve tax matters with the Internal Revenue Service and other tax authorities consistent with our reserves; mergers, acquisitions and integration of acquired businesses and technologies into our company, and the realization of anticipated financial benefits from these acquisitions; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; failure to implement agent contracts according to schedule; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; any material breach of security of or interruptions in any of our systems; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; cessation of various services provided to us by third-party vendors; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; our ability to attract and retain qualified key employees and to manage our workforce successfully; significantly slower growth or declines in the money transfer market and other markets in which we operate; adverse consequences from our spin-off from First Data Corporation; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Custom House branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of approximately 430,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	2Q09	3Q09	4Q09	FY2009	1Q10	2Q10	YTD 2Q10
Consolidated Metrics
Consolidated revenue (GAAP) - YoY % change		(7)%	(5)%	2%	(4)%	3%	2%	2%
Consolidated revenue (constant currency) - YoY % change	a	(2)%	(2)%	(1)%	(1)%	1%	3%	2%
Agent locations		385,000	400,000	410,000	410,000	420,000	430,000	430,000
Consumer-to-Consumer Segment
Revenue (GAAP) - YoY % change		(7)%	(5)%	2%	(4)%	3%	1%	2%
Revenue (constant currency) - YoY % change	d	(2)%	(3)%	(2)%	(2)%	0%	2%	1%
Operating margin		27.6%	27.6%	25.7%	27.3%	27.4%	29.1%	28.3%
Transactions - in millions		48.7	50.1	51.4	196.1	49.6	53.1	102.7
Transactions - YoY % change		3%	3%	5%	4%	8%	9%	9%
Total Principal - $ billions		17.4	18.6	18.8	71.3	17.7	18.6	36.3
Cross-border Principal - $ billions		15.9	17.0	17.1	65.0	16.1	16.8	32.9
Cross-border Principal - YoY % change		(8)%	(5)%	3%	(3)%	7%	6%	6%
Cross-border Principal (constant currency) - YoY % change	f	(1)%	(1)%	(1)%	0%	4%	7%	5%
Principal per transaction ($ - dollars)		358	371	365	363	357	351	354
Principal per transaction - YoY % change		(11)%	(7)%	(2)%	(7)%	0%	(2)%	(1)%
Principal per transaction (constant currency) - YoY % change	e	(5)%	(4)%	(6)%	(5)%	(3)%	(2)%	(2)%
International revenue (GAAP) - YoY % change	r	(5)%	(3)%	6%	(1)%	6%	2%	4%
International revenue (constant currency) - YoY % change	g, r	1%	0%	2%	1%	3%	4%	3%
International transactions - YoY % change	r	8%	6%	7%	8%	8%	7%	8%
International principal per transaction ($ - dollars)	r	380	395	390	386	381	376	379
International principal per transaction - YoY % change	r	(13)%	(9)%	0%	(8)%	1%	(1)%	0%
International principal per transaction (constant currency) - YoY % change	i, r	(6)%	(5)%	(5)%	(5)%	(2)%	0%	(1)%
International revenue excl. US origination (GAAP) - YoY % change	s	(5)%	(2)%	8%	(1)%	7%	1%	4%
International revenue excl. US origination (constant currency) - YoY % change	h, s	3%	1%	3%	3%	4%	3%	3%
International transactions excluding US origination - YoY % change	s	12%	9%	9%	11%	8%	7%	8%
EMEASA region revenue - YoY % change	q, y	(5)%	(3)%	6%	(1)%	5%	(1)%	2%
EMEASA region transactions - YoY % change	q, y	11%	8%	8%	10%	6%	5%	6%
Americas region revenue - YoY % change	q, x	(11)%	(10)%	(7)%	(9)%	(3)%	1%	(1)%
Americas region transactions - YoY % change	q, x	(5)%	(4)%	0%	(3)%	8%	12%	10%
Domestic revenue - YoY % change	t	(12)%	(15)%	(20)%	(14)%	(13)%	(10)%	(12)%
Domestic transactions - YoY % change	t	(8)%	(9)%	5%	(5)%	18%	28%	23%

THE WESTERN UNION COMPANY

KEY STATISTICS

(unaudited)

	Notes*	2Q09	3Q09	4Q09	FY2009	1Q10	2Q10	YTD 2Q10
Mexico revenue - YoY % change	u	(20)%	(18)%	(10)%	(15)%	(7)%	4%	(1)%
Mexico transactions - YoY % change	u	(15)%	(13)%	(12)%	(12)%	(3)%	5%	1%
APAC region revenue - YoY % change	q, z	0%	5%	14%	5%	14%	11%	12%
APAC region transactions - YoY % change	q, z	19%	15%	13%	18%	15%	14%	14%
Global Business Payments Segment
Revenue - YoY % change		(8)%	(3)%	4%	(4)%	4%	9%	7%
Segment revenue excl. Custom House - YoY % change	j	N/A	(7)%	(9)%	(8)%	(10)%	(8)%	(9)%
Operating margin		26.8%	24.3%	19.6%	24.9%	20.7%	18.9%	19.8%
Operating margin excl. Custom House	k	N/A	26.3%	25.5%	26.9%	26.1%	25.5%	25.8%
Transactions - in millions		104.6	105.0	99.3	414.8	98.2	98.0	196.2
Transactions - YoY % change		3%	2%	(4)%	1%	(7)%	(6)%	(7)%
% of Total Company Revenue
Consumer-to-consumer segment revenue		85%	85%	85%	85%	84%	84%	84%
EMEASA region revenue	q, y	45%	46%	46%	45%	44%	44%	44%
Americas region revenue	q, x	32%	31%	31%	32%	31%	32%	32%
APAC region revenue	q, z	8%	8%	8%	8%	9%	8%	8%
Mexico revenue	u	6%	6%	5%	6%	6%	6%	6%
India & China revenue	v	7%	7%	7%	7%	7%	7%	7%
Global Business Payments segment revenue		13%	13%	14%	14%	15%	14%	14%
Marketing expense	w	5%	4%	5%	5%	4%	4%	4%

*	See page 15 of the press release for the applicable Note references and the reconciliation of non-GAAP measures.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Revenues:
Transaction fees	$995.5	$999.9	0%	$1,961.2	$1,958.4	0%
Foreign exchange revenues	249.3	217.2	15%	487.4	422.3	15%
Commission and other revenues	28.6	37.2	(23)%	57.5	74.8	(23)%

Total revenues	1,273.4	1,254.3	2%	2,506.1	2,455.5	2%
Expenses:
Cost of services (a)	727.7	700.3	4%	1,442.3	1,369.4	5%
Selling, general and administrative (b)	234.7	212.3	11%	437.0	403.5	8%

Total expenses	962.4	912.6	5%	1,879.3	1,772.9	6%

Operating income	311.0	341.7	(9)%	626.8	682.6	(8)%
Other income/(expense):
Interest income	0.5	2.8	(82)%	1.4	6.5	(78)%
Interest expense	(41.1)	(39.8)	3%	(79.9)	(79.8)	0%
Derivative gains/(losses), net	0.7	0.8	(c )	(0.2)	(2.8)	(c )
Other income/(expense), net	1.2	(9.8)	(c )	0.2	(5.6)	(c )

Total other expense, net	(38.7)	(46.0)	(16)%	(78.5)	(81.7)	(4)%

Income before income taxes	272.3	295.7	(8)%	548.3	600.9	(9)%
Provision for income taxes	51.3	75.5	(32)%	119.4	156.8	(24)%

Net income	$221.0	$220.2	0%	$428.9	$444.1	(3)%

Earnings per share:
Basic	$0.33	$0.31	6%	$0.63	$0.63	0%
Diluted	$0.33	$0.31	6%	$0.63	$0.63	0%
Weighted-average shares outstanding:
Basic	669.3	700.6		675.6	703.8
Diluted	671.6	702.7		677.9	705.2

(a)	Cost of services includes $9.4M of restructuring and related expenses for the three and six months ended June 30, 2010.
(b)	Selling, general and administrative expenses includes $25.1M of restructuring and related expenses for the three and six months ended June 30, 2010.
(c)	Calculation not meaningful

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents (a)	$1,746.8	$1,685.2
Settlement assets	2,341.3	2,389.1
Property and equipment, net of accumulated depreciation of $354.8 and $335.4, respectively	196.1	204.3
Goodwill	2,156.5	2,143.4
Other intangible assets, net of accumulated amortization of $401.7 and $355.4, respectively	471.8	489.2
Other assets (a)	435.2	442.2

Total assets	$7,347.7	$7,353.4

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$469.3	$501.2
Settlement obligations	2,341.3	2,389.1
Income taxes payable	305.7	519.0
Deferred tax liability, net	276.6	268.9
Borrowings	3,296.5	3,048.5
Other liabilities	258.6	273.2

Total liabilities	6,948.0	6,999.9
Stockholders’ equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 661.6 shares and 686.5 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	6.6	6.9
Capital surplus	73.2	40.7
Retained earnings	364.9	433.2
Accumulated other comprehensive loss	(45.0)	(127.3)

Total stockholders’ equity	399.7	353.5

Total liabilities and stockholders’ equity	$7,347.7	$7,353.4

(a)	At June 30, 2010, approximately $890 million was held by entities outside of the United States.

THE WESTERN UNION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	Six Months Ended June 30,
	2010	2009
Cash Flows From Operating Activities
Net income	$428.9	$444.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30.1	26.9
Amortization	55.5	45.9
Stock compensation expense	20.6	16.2
Other non-cash items, net	(4.9)	28.6
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	64.2	10.7
Accounts payable and accrued liabilities	(36.3)	(24.0)
Income taxes payable (a)	(213.5)	67.7
Other liabilities	(18.5)	(9.8)

Net cash provided by operating activities	326.1	606.3
Cash Flows From Investing Activities
Capitalization of contract costs	(13.0)	(5.5)
Capitalization of purchased and developed software	(9.8)	(6.5)
Purchases of property and equipment	(20.8)	(27.9)
Acquisition of business, net of cash acquired	—	(145.2)
Proceeds from receivable for securities sold	—	234.9
Repayments of notes receivable issued to agents	16.9	11.1

Net cash (used in)/provided by investing activities	(26.7)	60.9
Cash Flows From Financing Activities
Proceeds from exercise of options	11.9	5.9
Cash dividends paid	(80.1)	—
Common stock repurchased	(417.1)	(100.1)
Net repayments of commercial paper	—	(82.8)
Net proceeds from issuance of borrowings	247.5	496.6
Principal payments on borrowings	—	(500.0)

Net cash used in financing activities	(237.8)	(180.4)

Net change in cash and cash equivalents	61.6	486.8
Cash and cash equivalents at beginning of period	1,685.2	1,295.6

Cash and cash equivalents at end of period	$1,746.8	$1,782.4

(a)	The Company made a $250 million refundable tax deposit with the IRS in first quarter 2010.

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(Unaudited)

(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$843.0	$835.6	1%	$1,650.0	$1,621.2	2%
Foreign exchange revenues	220.0	216.5	2%	431.9	420.8	3%
Other revenues	10.1	13.4	(25)%	21.4	27.2	(21)%

Total Consumer-to-Consumer:	1,073.1	1,065.5	1%	2,103.3	2,069.2	2%
Global Business Payments:
Transaction fees	142.4	154.2	(8)%	290.4	317.2	(8)%
Foreign exchange revenues (a)	29.3	0.7	(c )	55.5	1.5	(c )
Other revenues	7.6	9.5	(20)%	15.2	19.9	(24)%

Total Global Business Payments:	179.3	164.4	9%	361.1	338.6	7%
Total Other:	21.0	24.4	(14)%	41.7	47.7	(13)%

Total consolidated revenues	$1,273.4	$1,254.3	2%	$2,506.1	$2,455.5	2%

Operating income/(loss):
Consumer-to-Consumer	$312.4	$293.6	6%	$595.1	$580.3	3%
Global Business Payments	33.8	44.1	(23)%	71.4	94.6	(25)%
Other	(0.7)	4.0	(c )	(5.2)	7.7	(c )

Total segment operating income	345.5	341.7	1%	661.3	682.6	(3)%
Restructuring and related expenses (b)	(34.5)	—	(c )	(34.5)	—	(c )

Total consolidated operating income	$311.0	$341.7	(9)%	$626.8	$682.6	(8)%

Operating income/(loss) margin:
Consumer-to-Consumer	29.1%	27.6%	1.5%	28.3%	28.0%	0.3%
Global Business Payments (a)	18.9%	26.8%	(7.9)%	19.8%	27.9%	(8.1)%
Other	(3.3)%	16.4%	(c )	(12.5)%	16.1%	(c )
Total consolidated operating income margin	24.4%	27.2%	(2.8)%	25.0%	27.8%	(2.8)%
Depreciation and amortization:
Consumer-to-Consumer	$32.1	$30.9	4%	$63.1	$60.7	4%
Global Business Payments (a)	9.3	4.8	94%	17.9	9.5	88%
Other	2.1	1.4	50%	4.5	2.6	73%

Total segment depreciation and amortization	43.5	37.1	17%	85.5	72.8	17%
Restructuring and related expenses (b)	0.1	—	(c )	0.1	—	(c )

Total consolidated depreciation and amortization	$43.6	$37.1	18%	$85.6	$72.8	18%

(a)	The significant change was primarily the result of the Custom House acquisition.
(b)	Restructuring expenses are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.
(c)	Calculation not meaningful

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Western Union’s management believes the non-GAAP measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

All adjusted year-over-year changes were calculated using prior year reported amounts.

		2Q09	3Q09	4Q09	FY2009	1Q10	2Q10	YTD 2Q10
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,254.3	$1,314.1	$1,314.0	$5,083.6	$1,232.7	$1,273.4	$2,506.1
	Foreign currency translation impact (l)	60.1	31.1	(32.4)	119.5	(20.0)	16.1	(3.9)

	Revenues, constant currency adjusted	$1,314.4	$1,345.2	$1,281.6	$5,203.1	$1,212.7	$1,289.5	$2,502.2
	Reversal of Custom House revenues (m)	N/A	(7.9)	(22.9)	(30.8)	(25.6)	(28.5)	(54.1)

	Revenues, constant currency adjusted, excluding Custom House	$1,314.4	$1,337.3	$1,258.7	$5,172.3	$1,187.1	$1,261.0	$2,448.1

	Prior year revenues, as reported (GAAP)	$1,347.1	$1,377.4	$1,291.6	$5,282.0	$1,201.2	$1,254.3	$2,455.5
	Revenue change, as reported (GAAP)	(7)%	(5)%	2%	(4)%	3%	2%	2%
	Revenue change, constant currency adjusted	(2)%	(2)%	(1)%	(1)%	1%	3%	2%
	Revenue change, constant currency adjusted, excluding Custom House	(2)%	(3)%	(3)%	(2)%	(1)%	1%	0%
(b)	Operating income, as reported (GAAP)	$341.7	$281.5	$318.6	$1,282.7	$315.8	$311.0	$626.8
	Reversal of settlement accrual (n)	N/A	71.0	N/A	71.0	N/A	N/A	N/A
	Reversal of restructuring and related expenses (o)	N/A	N/A	N/A	N/A	N/A	34.5	34.5

	Operating income, excluding settlement accrual and restructuring	$341.7	$352.5	$318.6	$1,353.7	$315.8	$345.5	$661.3

	Operating income margin, as reported (GAAP)	27.2%	21.4%	24.2%	25.2%	25.6%	24.4%	25.0%
	Operating income margin, excluding settlement accrual and restructuring	N/A	26.8%	N/A	26.6%	N/A	27.1%	26.4%
(c)	Net income, as reported (GAAP)	$220.2	$181.0	$223.7	$848.8	$207.9	$221.0	$428.9
	Foreign currency translation impact, net of income tax (l)	(4.2)	(12.0)	(0.5)	(7.4)	(0.7)	5.5	4.8
	Reversal of settlement accrual, net of income tax benefit (n)	N/A	53.9	N/A	53.9	N/A	N/A	N/A
	Reversal of restructuring and related expenses, net of income tax benefit (o)	N/A	N/A	N/A	N/A	N/A	22.4	22.4

	Net income, constant currency, settlement accrual, and restructuring adjusted	$216.0	$222.9	$223.2	$895.3	$207.2	$248.9	$456.1

	Diluted earnings per share (“EPS”), as reported (GAAP) ($ - dollars)	$0.31	$0.26	$0.32	$1.21	$0.30	$0.33	$0.63
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	N/A	N/A	N/A	N/A	N/A	0.03	0.04

	Diluted EPS, restructuring adjusted ($ - dollars)	$0.31	$0.26	$0.32	$1.21	$0.30	$0.36	$0.67
	Diluted EPS change, restructuring adjusted	N/A	N/A	N/A	N/A	N/A	16%	N/A
	Foreign currency translation impact, net of income tax (l) ($ - dollars)	—	(0.01)	—	(0.01)	—	0.01	—
	Impact from settlement accrual, net of tax benefit (n) ($ - dollars)	N/A	0.07	N/A	0.08	N/A	N/A	N/A

	Diluted EPS, constant currency, settlement accrual, and restructuring adjusted ($ - dollars)	$0.31	$0.32	$0.32	$1.28	$0.30	$0.37	$0.67

	Diluted weighted-average shares outstanding ($ - dollars)	702.7	701.6	693.2	701.0	684.2	671.6	677.9

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		2Q09	3Q09	4Q09	FY2009	1Q10	2Q10	YTD 2Q10
	Consumer-to-Consumer Segment
(d)	Revenues, as reported (GAAP)	$1,065.5	$1,117.8	$1,113.7	$4,300.7	$1,030.2	$1,073.1	$2,103.3
	Foreign currency translation impact (l)	55.2	24.4	(36.2)	101.3	(21.9)	15.0	(6.9)

	Revenues, constant currency adjusted	$1,120.7	$1,142.2	$1,077.5	$4,402.0	$1,008.3	$1,088.1	$2,096.4

	Prior year revenues, as reported (GAAP)	$1,145.4	$1,178.1	$1,094.3	$4,471.6	$1,003.7	$1,065.5	$2,069.2
	Revenue change, as reported (GAAP)	(7)%	(5)%	2%	(4)%	3%	1%	2%
	Revenue change, constant currency adjusted	(2)%	(3)%	(2)%	(2)%	0%	2%	1%
(e)	Principal per transaction, as reported ($ - dollars)	$358	$371	$365	$363	$357	$351	$354
	Foreign currency translation impact (l) ($ - dollars)	24	12	(14)	12	(11)	2	(5)

	Principal per transaction, constant currency adjusted ($ - dollars)	$382	$383	$351	$375	$346	$353	$349

	Prior year principal per transaction, as reported ($ - dollars)	$402	$401	$372	$392	$358	$358	$358
	Principal per transaction change, as reported	(11)%	(7)%	(2)%	(7)%	0%	(2)%	(1)%
	Principal per transaction change, constant currency adjusted	(5)%	(4)%	(6)%	(5)%	(3)%	(2)%	(2)%
(f)	Cross-border principal, as reported ($ - billions)	$15.9	$17.0	$17.1	$65.0	$16.1	$16.8	$32.9
	Foreign currency translation impact (l) ($ - billions)	1.1	0.5	(0.7)	2.0	(0.5)	0.1	(0.4)

	Cross-border principal, constant currency adjusted ($ - billions)	$17.0	$17.5	$16.4	$67.0	$15.6	$16.9	$32.5

	Prior year cross-border principal, as reported ($ - billions)	$17.2	$17.8	$16.6	$67.1	$15.0	$15.9	$30.9
	Cross-border principal change, as reported	(8)%	(5)%	3%	(3)%	7%	6%	6%
	Cross-border principal change, constant currency adjusted	(1)%	(1)%	(1)%	0%	4%	7%	5%
(g)	International revenues, as reported (GAAP)	$875.0	$926.5	$943.4	$3,559.7	$862.0	$890.8	$1,752.8
	Foreign currency translation impact (l)	53.5	22.6	(35.8)	96.0	(20.8)	15.7	(5.1)

	International revenues, constant currency adjusted	$928.5	$949.1	$907.6	$3,655.7	$841.2	$906.5	$1,747.7

	Prior year international revenues, as reported (GAAP)	$919.5	$950.6	$891.2	$3,605.1	$814.8	$875.0	$1,689.8
	International revenue change, as reported (GAAP)	(5)%	(3)%	6%	(1)%	6%	2%	4%
	International revenue change, constant currency adjusted	1%	0%	2%	1%	3%	4%	3%
(h)	International excl. US origination revenues, as reported (GAAP)	$712.5	$765.5	$778.0	$2,910.8	$699.8	$719.2	$1,419.0
	Foreign currency translation impact (l)	53.5	22.6	(35.8)	96.0	(20.8)	15.7	(5.1)

	International excl. US origination revenues, constant currency adjusted	$766.0	$788.1	$742.2	$3,006.8	$679.0	$734.9	$1,413.9

	Prior year international excl. US origination revenues, as reported (GAAP)	$747.3	$782.2	$721.0	$2,927.5	$654.8	$712.5	$1,367.3
	International excl. US origination revenue change, as reported (GAAP)	(5)%	(2)%	8%	(1)%	7%	1%	4%
	International excl. US origination revenue change, constant currency adjusted	3%	1%	3%	3%	4%	3%	3%
(i)	International principal per transaction, as reported ($ - dollars)	$380	$395	$390	$386	$381	$376	$379
	Foreign currency translation impact (l) ($ - dollars)	29	14	(16)	13	(13)	3	(5)

	International principal per transaction, constant currency adjusted ($ - dollars)	$409	$409	$374	$399	$368	$379	$374

	Prior year international principal per transaction, as reported ($ - dollars)	$436	$432	$392	$421	$377	$380	$379
	International principal per transaction change, as reported	(13)%	(9)%	0%	(8)%	1%	(1)%	0%
	International principal per transaction change, constant currency adjusted	(6)%	(5)%	(5)%	(5)%	(2)%	0%	(1)%

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

		2Q09	3Q09	4Q09	FY2009	1Q10	2Q10	YTD 2Q10
	Global Business Payments Segment
(j)	Revenues, as reported (GAAP)	$164.4	$171.3	$181.8	$691.7	$181.8	$179.3	$361.1
	Reversal of Custom House revenues (m)	N/A	(7.9)	(22.9)	(30.8)	(25.6)	(28.5)	(54.1)

	Revenues, excluding Custom House	$164.4	$163.4	$158.9	$660.9	$156.2	$150.8	$307.0

	Prior year revenues, as reported (GAAP)	$179.4	$176.4	$174.2	$719.8	$174.2	$164.4	$338.6
	Revenue change, as reported (GAAP)	(8)%	(3)%	4%	(4)%	4%	9%	7%
	Revenue change, excluding Custom House	N/A	(7)%	(9)%	(8)%	(10)%	(8)%	(9)%
(k)	Operating income, as reported (GAAP)	$44.1	$41.6	$35.7	$171.9	$37.6	$33.8	$71.4
	Reversal of Custom House operating loss (m)	N/A	1.3	4.9	6.2	3.1	4.6	7.7

	Operating income, excluding Custom House	$44.1	$42.9	$40.6	$178.1	$40.7	$38.4	$79.1

	Operating income margin, as reported (GAAP)	26.8%	24.3%	19.6%	24.9%	20.7%	18.9%	19.8%
	Operating income margin, excluding Custom House	N/A	26.3%	25.5%	26.9%	26.1%	25.5%	25.8%

	2010 Revenue Outlook	Range
	Revenue change (GAAP)	(2)%	1%
	Foreign currency translation impact (p)	2%	2%

	Revenue change, constant currency adjusted	0%	3%

	2010 EPS Outlook	Range
	EPS guidance (GAAP) ($ - dollars)	$1.24	$1.29
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	0.07	0.07

	EPS guidance, restructuring adjusted ($ - dollars)	$1.31	$1.36

Non-GAAP related notes:

(l)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(m)	Represents the incremental impact from the acquisition of Custom House on consolidated revenue, Global Business Payments segment revenue and Global Business Payments segment operating income.

(n)	Accrual for an agreement to resolve the Company’s disputes with the State of Arizona and certain other states and to fund a multi-state not-for-profit organization focused on border safety and security (“settlement accrual”). This item has been included in the selling, general and administrative expense line of the consolidated statements of income, and was not allocated to the segments.
(o)	Restructuring and related expenses consist of direct and incremental costs associated with restructuring and related activities, including severance, outplacement and other employee related benefits; facility closure and migration of our IT infrastructure; other expenses related to relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and acceleration of depreciation. For purposes of calculating the adjusted non-GAAP 2010 earnings per share and full year effective tax rate outlook, the estimated 2010 restructuring and related expenses are net of an estimated income tax benefit of $22 million. Restructuring and related expenses were not allocated to the segments.

(p)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

THE WESTERN UNION COMPANY

NOTES TO KEY STATISTICS

(in millions, unless indicated otherwise)

(unaudited)

Other notes:

(q)	Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(r)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (t) and (u) below.

(s)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico as reflected in (t) and (u) below.

(t)	Represents all transactions between and within the United States and Canada.

(u)	Represents all transactions to and from Mexico.

(v)	Represents all transactions to and from India and China.

(w)	Marketing expense includes advertising, events, loyalty programs and the cost of employees dedicated to marketing activities.

(x)	Represents the Americas region of our consumer-to-consumer segment, which includes North America, Latin America, the Caribbean and South America.

(y)	Represents the Europe, Middle East, Africa and South Asia region of our consumer-to-consumer segment, including India.

(z)	Represents the Asia Pacific region of our consumer-to-consumer segment.